EXHIBIT 99.2

MICRO THERAPEUTICS

Fourth Quarter and Fiscal Year 2003 Financial Results Conference Call

February 11, 2004

6:00 a.m. PST

Operator:	Good morning. My name is Brian, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Micro Therapeutics 2003 Fourth Quarter and Fiscal Year Financial Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Wilder, you may begin the conference.

Tom Wilder:	Thank you. Good morning everyone, and thank your for joining us to discuss Micro Therapeutics fourth quarter and fiscal 2003 financial results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today is Hal Hurwitz our Chief Financial Officer, and Jim Corbett our Chairman.

On our call today, Hal and I will cover operational and financial results, after which we will take questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone of Pondel Wilkinson at 323-866-6060. For your information, this conference call is being broadcast live on the internet at www.fulldisclosure.com. A playback of this call will be available following its conclusion. The playback will be available shortly upon conclusion of this conference call and may be accessed on the internet at www.fulldiscolosure.com and will be available for one year.

With that said, I would like to briefly turn the call over to Hal.

Hal Hurwitz:	Thank you, Tom. All of the information discussed on the call today is covered under the Safe Harbor provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward looking statements due to risks and uncertainties associated with the company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Acts filings including the form 10-KSB we will be filing this quarter, and we suggest that you read all such filings. Tom.

Tom Wilder:	Thanks, Hal. We are clearly pleased with our fourth quarter financial results which cap off a strong growth year. We believe that these results reflect continued progress in our efforts to build a franchise based upon a broad portfolio of neuro interventional products and a global distribution capability.

During this call, I will first discuss our revenue results. I will then comment on the status of select product programs including Onyx AVM, Onyx Aneurysm and the new Sapphire NXT line. I will also discuss intellectual property litigation, guidance for 2004, our recent financing and our cash position. Hal will then cover remaining financial items. After this, we will take questions.

Let’s move to revenue. Net sales in the fourth quarter were $8.5 million, representing a 127% increase over the 2002 fourth quarter. Net sales for the year ended December 31 were $24.5 million which represents a 93% increase over the corresponding period in 2002. Let’s look at these results by line of business.

Embolic products, which include sales of Sapphire coils and Onyx for the fourth quarter of 2003, were $2.9 million as compared to $1.2 million in the 2002 fourth quarter, an increase of 147%. For the year ended December 31, sales of embolic products increased 191% to $8.2 million in 2003 from $2.8 million in 2002.

Sequentially, fourth quarter embolic product sales increased 69% from third quarter sales which were $1.7 million. While the global introduction of the Sapphire coils was the principal source of growth, sales of Onyx also increased over the prior year.

Neuro access and delivery product revenues for the fourth quarter of 2003 were $4.8 million as compared to $2.2 million in the prior year, an increase of 119%. For the year ended December 31, sales of neuro access and delivery products were $13.5 million as compared with $7.4 million of sales for the corresponding period in 2002 representing an increase of 84%. The year over year increases in sales of neuro access and delivery products continued to be led by the HyperForm and HyperGlide balloons, the Mirage guide wire, and in the fourth quarter, by the Echelon 14 Micro Catheter.

During the first quarter of 2004, we are commencing introduction of the Echelon 10 Micro Catheter in Europe and the United States. We remain very pleased with physician feedback on this overall Echelon line.

Also contributing to this fourth quarter growth was a stocking order from a distributor amounting to approximately $600,000.

Continued growth in our neuro access and delivery franchise highlights two points. First it provides further validation of the neuro access technology that has long been considered a particular strength for MTI. Second, it underscores one of our principal reasons for the strategic decision to broaden MTI’s product line to include embolic coils. We believe that the synergistic growth between Sapphire coils, neuro access and Onyx exemplifies the pull through that is possible with such a product portfolio.

Peripheral blood clot therapy and other product revenues for the fourth quarter of 2003 were $836,000 as compared to $392,000 in the 2002 fourth quarter. For the year ended December 31, sales of peripheral blood clot therapy and other products were $2.7 million which represents a 9% increase from the corresponding period in 2002.

Looking at the geographic distribution of sales, international revenues continued their strong trajectory with 2003 fourth quarter sales at $5.8 million representing a 137% increase over sales in the 2002 fourth quarter which were $2.5 million. This increase, aided by the stocking order I mentioned previously, demonstrates the global reach of our international distribution partner, ev3.

U.S. revenues in the 2003 fourth quarter were $2.7 million, an increase of 110% from sales in the 2002 fourth quarter which were $1.3 million. This increase was paced by the introduction of the Sapphire family and embolic coils and the continued strong performance of our neuro access and delivery products.

Now moving to product programs, I will now discuss the status of our two programs in the United States. With regard to our PMA application for Onyx AVM, which we submitted last March, we continue to work with the FDA as it completes its review. We expect that our efforts in cooperation with the FDA will result in approval of the PMA in the second quarter of this year.

In December of 2003, we announced that Onyx for the treatment of large and wide neck brain aneurysms had obtained Humanitarian Use Device, or HUD, designation. Concurrently, we announced our suspension of U.S. clinical trial in order to devote all our attention to pursuing Humanitarian Device Exemption, or HDE. We expect to submit the HDE application late in the second quarter and anticipate receiving approval in early 2005. An HDE approval will make available the current version of Onyx for use in the treatment of large, giant and/or wide neck aneurysms without limiting the long term commercial potential of Onyx in a broader range of aneurysms.

As we disclosed in January, we received CE mark on the Sapphire NXT line, an enhancement to the Sapphire family of coils that employs an innovative surface technology. Our launch of the Sapphire NXT in Europe is under way. This new product results from a focused development effort and will replace the original Sapphire line of embolic coils in Europe. As noted during our third quarter conference call, we fully intend to participate in the embolic coil segment in all major geographic markets. We will do so through a combination of sound legal positions, product innovations and execution.

Now I’ll move to IT litigation. In Europe, we have appealed the recent decision by the Dutch court. Meanwhile, from a business perspective, we have reentered this market with Sapphire NXT. In the United States, as previously disclosed, in July 2003 we brought a declaratory judgment action against the Regents of the University of California, UC, and Boston Scientific Corporation, BSC, in the federal district court of Western Wisconsin. This jurisdiction was selected by MTI, in part, because of its track record of relatively rapid litigation timetables. This action was dismissed, without prejudice, on procedural grounds which depended on UC and BSC representations that they had not yet decided whether or not to bring an action against MTI.

Subsequently, UC brought a substantially similar case, albeit involving more patents, against MTI in the Northern District Court of California. We believe that there are strong arguments of invalidity on all of the patents on which UC has sued MTI, and further, that our Sapphire products do not infringe these patents.

Next I’ll move to guidance. In our third quarter conference call, we also informed you of our expectation, even in light of the Dutch court decision and expected future intellectual property litigation, that we could achieve our guidance for 2004, albeit at the low end of the guidance ranges.

We would now like to reiterate this guidance, the ranges of which are as follows: revenues between $33 and $38 million; gross margin percentage between 63% and 68% and operating expenses before litigation costs and amortization between $28 and $32 million.

To facilitate financial modeling questions that you may have, we offer the following comments regarding our strong Q4 revenue performance that should be taken into account for the first quarter of 2004, in particular. First, Q4 sales benefited from the stocking order I mentioned previously. While we expect future such orders, the timing and magnitude are difficult to predict.

Second, Q4 sales benefited from higher-than-expected European sales of Sapphire as customers anticipated withdrawal of the product. As we are still early in the launch process with the Sapphire NXT, there is uncertainty as to the timing and magnitude of this product’s acceptance in the marketplace.

Third, as previously noted, fluctuations in foreign currency exchange rates, particularly the Euro, U.S. dollar rate, can and will have a significant impact on quarterly revenue.

Moving to liquidity. At the end of January, we completed the exchange of MTI common stock for $17 million of notes we sold in a December 2003 private placement. We expect the proceeds from this transaction, combined with the planned operations in 2004 will allow us to maintain positive cash balances through the end of the year, Even so, there is no assurance that we will achieve cash flow positive operations by that time. Accordingly, it is possible that we will consider an additional financing transaction during the next 12 months.

Now I will turn the call over to Hal who will address other aspects of our fourth quarter financial results. Hal.

Hal Hurwitz:	Thanks, Tom. Gross profit as a percentage of sales improved to 57% for the fourth quarter of 2003 as compared to 44% for the corresponding period in 2002. For the year ended December 31, 2003 our gross profit percentage was 61% as compared with 52% during the corresponding period of 2002. On a sequential basis, gross profit as a percentage of sales was down four points from the third quarter level.

The year over year improvements result primarily from increased production volumes and the benefits of our lean manufacturing programs. The sequential decrease from the third quarter is primarily attributable to a temporary halt in production of Europe-bound Sapphire coils as we converted to the Sapphire NXT and the effect of a significant distributor stocking order at relatively lower gross margins.

Research and development expenses, which include clinical and regulatory costs, decreased 28% to $3.7 million in the fourth quarter of 2003 from $5.1 million in the comparable period of 2002. And for the year ended December 31, 2003 increased 24% from the corresponding period in 2002. Sequentially, research and development expenses decreased 9%.

In the first three quarters of 2003, we incurred substantial expenses in connection with the U.S. submission of the PMA for the use of Onyx in treating AVMs. These expenses, combined with asset amortization in connection with the Dendron acquisition which was closed in the fourth quarter of 2002, account for the full year increase. The year over year decrease in the fourth quarter is due primarily to the completion in the prior quarter of the PMA submission process.

Selling, general and administrative expenses of $7 million increased 40% from the fourth quarter of 2002, and for the year ended December 31, 2003 increased 32% from the corresponding period in 2002. Sequentially, selling, general and administrative expenses increased 30%. The increases were due, primarily, to costs associated with intellectual property litigation and increased expenses consistent with higher sales volumes which included commissions paid to our U.S. sales force and fees paid to ev3 International for sales, marketing and administrative services.

Finally, I would like to comment on a technical accounting matter involving our recent financing transaction. As previously announced at the end of January, we completed the exchange of MTI common stock for $17 million of notes we sold in a December 2003 private placement. U.S. Generally Accepted Accounting Principles, or GAAP, requires that a value be ascribed to the exchange feature of this debt. Using a GAAP-required formula, this value amounted to over $6 million which was recorded as a discount to the debt in December 2003.

According to GAAP, this discount should be amortized over the term of the debt, which was originally to be approximately one year. Effective with the exchange of the debt for common stock in January 2004, the amortization of that discount was immediately accelerated and recognized as interest expense. Accordingly, our first quarter 2004 results will include a charge of over $6 million that is noncash and nonoperating.

Now let me turn the call back over to Tom.

Tom Wilder:	Thank you for your attention and at this time Jim, Hal and I would be happy to address any questions you may have. Brian.

Operator:	Yes sir, at this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We prefer that you limit your questions to one question and one follow up, and if you have an additional question, please rejoin the queue. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Tom Gunderson with Piper Jaffray.

Tom Gunderson:	Hi, good morning.

Tom Wilder:	Good morning, Tom.

Tom Gunderson:	The guidance that you gave for 2004, is that including any contribution from U.S. Onyx for AVM?

Tom Wilder:	Within that range of $33 to $38 million, there is a contribution.

Tom Gunderson:	Okay, and the follow up would be on distribution, either international or U.S. Have there been any changes in the last four months since we last talked?

Tom Wilder:	No, there have not.

Tom Gunderson:	That’s it for my two questions.

Operator:	Your next question comes from Alex Silverman with Special Situations Funds.

Alex Silverman:	Can you give us some idea what litigation costs were in the quarter?

Tom Wilder:	Litigation costs in the quarter were approximately $1.9 million.

Alex Silverman:	Okay, that helps a lot. And then the second question is can you give us a little bit greater detail on the temporary shutdown in manufacturing that resulted in a lower gross margin?

Tom Wilder:	Well certainly, Alex. We ceased sale of Sapphire in Europe at the end of 2004.

Alex Silverman:	Right.

Tom Wilder:	And converted over to Sapphire NXT, the launch of which is under way. As you convert a manufacturing production plant over, there is a period of time in which you’re switching over and implementing new procedures and building new devices. So there’s a temporary reduction in total coil output during that time.

Alex Silverman:	Okay, could you quantify what that was for the gross margin?

Tom Wilder:	No I can’t.

Alex Silverman:	Okay, I’m just trying to get at, you know, is this a – if it’s 57% and your guidance for the year ahead is 63% to 68%, I mean, that’s quite an improvement. Can you give us, I mean…

Tom Wilder:	That is true. Before – prior to the fourth quarter, which included the stocking order…

Alex Silverman:	Yep.

Tom Wilder:	As Hal mentioned, and the temporary halt in Europe (unintelligible) coil production, we were running in the low 60s.

Alex Silverman:	Right. Do you expect to be able to get back to that pretty quickly?

Tom Wilder:	That’s what’s incorporated in our reduction; continued revenue trajectory…

Alex Silverman:	Okay.

Tom Wilder:	And active programs to continue to drive production costs down.

Alex Silverman:	Okay, thank you guys. Good quarter.

Tom Wilder:	Thank you.

Operator:	Your next question comes from Larry Haimovitch with HMTC.

Larry Haimovitch:	Good morning gentlemen.

Tom Wilder:	Good morning, Larry.

Larry Haimovitch:	A couple of questions. I’m trying to get a better handle on Q4; kind of normalize it. Tom, I heard you mention something about a stocking order or, perhaps, some orders in anticipation of the litigation impact and withdrawal in Europe. So, maybe, Hal, you can help on this. Kind of normalize the quarter for us. Take out foreign exchange benefit, because obviously you must be benefiting from the Euro to some extent like a lot of companies are. The stocking orders or whenever then is extraordinary. How much – how should we look at that quarter in terms of (unintelligible) normals. Was it an $8 million quarter or whatever?

Tom Wilder:	I would put it in mid-7s.

Larry Haimovitch:	Mid 7s.

Tom Wilder:	Mid 7s after the stocking order and a limited amount of additional Sapphire revenue in Europe.

Larry Haimovitch:	Okay, so perhaps that’s why the guidance is on the conservative side too because you really shouldn’t – you don’t want us to annualize the fourth quarter numbers.

Tom Wilder:	Correct.

Larry Haimovitch:	Okay, Hal, a follow up question for you. What is the number of fully diluted shares now that we have this latest financing inflation, if you dilute every, you know, all the options and everything?

Hal Hurwitz:	Yeah, there were 6.3 million shares exchanged on January 30…

Larry Haimovitch:	Okay.

Hal Hurwitz:	Which will bring the total number of shares outstanding to around 41.4 million.

Larry Haimovitch:	Okay, great.

Hal Hurwitz:	Now obviously the weighted average for the first quarter won’t be quite that because the exchange didn’t take place until one month into the quarter. But that would be the approximate total outstanding.

Tom Wilder:	Larry, if I could add one final comment. I am clearly delighted with the Q4 revenue results, but I want to maintain the discipline of offering to the investment community guidance that we can meet and guidance that we can beat. And as we did last year, we will continue to narrow that guidance over ensuing quarters.

Larry Haimovitch:	Okay, thanks.

Operator:	Your next question comes from Kevin Kotler with Galleon.

Kevin Kotler:	Good morning, guys.

Tom Wilder:	Good morning, Kevin.

Kevin Kotler:	Your new Sapphire product, I didn’t get the – NXT line?

Tom Wilder:	Correct.

Kevin Kotler:	Are you filing that in the U.S. under a 510K. When would we expect the approval?

Tom Wilder:	It is our intention to (unintelligible) 510K, and I don’t have an estimated approval date to give you at this time. Our guidance for the year would hold regardless of whether it is Sapphire or Sapphire NXT being sold in the United States.

Kevin Kotler:	I guess I was curious if you did file it and got approval, would you set baselines at the same time or do you view that one as a replacement for the other or does one have a significant advantage versus the other?

Tom Wilder:	Well, I’m clearly pleased with the early results in Europe. It would be more efficient to sell one, so you can anticipate that we will sell one.

Kevin Kotler:	Okay.

Tom Wilder:	But we have yet to make that formal decision for the United States.

Kevin Kotler:	Okay, and just, can you help us out with the first quarter just so everyone, you know – because the fourth quarter was so big, the first quarter seems like it would be sequentially down, perhaps not. So can you just provide guidance for the first quarter revenue? Range or something?

Tom Wilder:	Well, back to the previous question about some of the one time items that occurred in Q4; a stocking order from a distributor as well as some higher-than-anticipated Sapphire Europe sales. I would say slightly over $7 million for the first quarter.

Kevin Kotler:	Okay. Thank you.

Operator:	Your next question comes from Gene Weber with Weber Capital Management.

Gene Weber:	Good morning gentlemen. Good quarter. On the stocking order, I assume that that’s somewhere in Europe.

Tom Wilder:	It’s somewhere outside of the United States.

Gene Weber:	Okay, and of the 600,000, is that, you know, I know it’s difficult to say, but is that like a year’s worth of inventory for this particular distributor, or what’s the – what kind of pattern do you usually see with a stocking order of that size in terms of how long it takes to sell (unintelligible)?

Tom Wilder:	Gene, I think that represents about one quarter worth of business, so there’s upside, but this is a new market for us…

Gene Weber:	Great.

Tom Wilder:	At least a new territory.

Gene Weber:	Oh, so then it’s a new customer then, as well, I guess. Is it a new – this distributor’s a new customer also?

Tom Wilder:	Yes for this particular line of product.

Gene Weber:	Got it. Okay, great. Thanks a lot.

Operator:	Your next question comes from Mark Landy with Leerink Swann.

Mark Landy:	Can you just detail this - break up the time line for Sapphire approval in Japan?

Tom Wilder:	Yes, we expect that we will enter the Japanese market after receiving approval early in 2005, first quarter.

Mark Landy:	So it has been pushed out a little?

Tom Wilder:	It’s a little bit later than some of our original projections, but it’s difficult to predict with the changing environment, with the MHLW.

Mark Landy:	Are coils on the foreign reference pricing list or not in Japan this quarter or this year?

Tom Wilder:	That I don’t know.

Mark Landy:	Then could you maybe just detail other pipeline stocking orders that you’re potentially working on?

Tom Wilder:	No, I can’t. We’ve given guidance, Mark, for 2004 and I’ve provided some guidance for the first quarter and, again, these are difficult to predict. We clearly anticipate future large (unintelligible) orders as we had received last year. I’d add on the Japan comment that MHLW is undergoing a restructuring at this time which adds to unpredictability, and other than Japan, we have now entered most major markets with a majority of our products.

Mark Landy:	And then lastly, could you just detail how Onyx is doing in AVMs, kind of, as the rollout goes in the U.S.?

Tom Wilder:	Well, Mark, we hope that it will do very well when we do roll it out. At this time, we’re awaiting PMA approval.

Mark Landy:	Yeah, is it not my understanding that some guys are actually starting to use it?

Tom Wilder:	No, that is not true. We have – we closed out our IDE and are awaiting AVM approval and launch planning is under way.

Mark Landy:	So then if some people have told me they have used it, would that just be without your knowledge?

Tom Wilder:	Unless it was part of the trial, they’re recalling a few months back that would be – I would be somewhat surprised to hear that in the United States.

Mark Landy:	Thanks very much.

Operator:	You have a follow up question from Larry Haimovitch with HMTC.

Larry Haimovitch:	Hal, can you just elaborate a little bit on the– or Tom – on the comment about financing – possible financing?

Tom Wilder:	Yes, I mean, as I stated before Larry, we have, we believe, sufficient cash to maintain a positive cash balance through year end. However, we may pursue an additional financing within the next 12 months, and at this point – and that would largely be to fund working capital to maintain our revenue and product momentum.

Larry Haimovitch:	Tom or Hal, would you expect any quarter in the year to be either profitable or cash flow positive? You may have said that and I may have missed it.

Tom Wilder:	In our previous guidance call, we expected to break even – achieve operational break even at the end of 2004 or early in 2005.

Larry Haimovitch:	An operational break even would also infer break even cash flow positive?

Tom Wilder:	Cash flow break even depends on the revenue ramp. We’re investing a lot in working capital when you grow revenue from $5.2 to $8.5 in one quarter. Unfortunately, we don’t do a fully cash business.

Larry Haimovitch:	Okay, thanks.

Operator:	Your next follow up comes from Kevin Kotler with Galleon.

Kevin Kotler:	Can you tell me, again, what line was the $600,000 and one time payment? Was it Neuro Access or Embolics?

Tom Wilder:	It was in neuro access and delivery products.

Kevin Kotler:	Okay. Thanks.

Operator:	Again if you would like to ask a question, please press star and the number 1 on your telephone keypad. I have another follow up from Larry Haimovitch with HMTC.

Larry Haimovitch:	Hey guys, it’s way too early for me. I can’t think straight here. The follow up question is, Tom, could you give us a little bit of sense about what’s going on in the coil market, especially in the U.S? My understanding you guys are gaining some very nice market share vis-à-vis, the market leader, GDC and Boston Scientific Target. Can you give us a sense if my industry sources on that are accurate then, indeed, you are beginning to make some really nice headway in the market share gain there?

Tom Wilder:	Well, I think, Larry, we certainly have a lot of confidence in our combined product lines, and I mentioned the synergistic pull through and I’m very pleased with the progress the U.S. sales team has made. But I’m aware that we have significant well resourced competitors, and I think I need to demonstrate, through financial results over the next three quarters, our achievement in this area.

Larry Haimovitch:	Let me ask the question differently. In the last couple of quarters of ‘03, do you think you were growing faster than the market in coils in the U.S? It seems to me you are.

Tom Wilder:	I think it’s fair to say that we did not participate in the U.S. market until the third quarter…

Larry Haimovitch:	Right.

Tom Wilder:	And we commence our launch so therefore, of course, we grew faster.

Larry Haimovitch:	Yeah.

Tom Wilder:	The market.

Larry Haimovitch:	You know, in that particular segment, is there much in the way of stocking as you open new accounts, or is it all – how do you account for that? Is it consigned inventory and then is accounted for revenue when it comes off the shelf, or is it recognized as revenue?

Tom Wilder:	In the U.S., it’s a combination of consignment and occasional purchase orders.

Larry Haimovitch:	Yeah.

Tom Wilder:	But nothing like you see with distributor markets.

Larry Haimovitch:	Right. Okay, so it’s mostly consumed as opposed to just shipped and (unintelligible) shelves.

Tom Wilder:	Correct.

Larry Haimovitch:	Thanks, Tom.

Hal Hurwitz:	Larry, one expansion to that. To the extent that there is any consignment inventory, obviously we only recognize sales when we completed that sale transaction. So if there would be consignment, per se, that would not be in our sales.

Larry Haimovitch:	Okay. Great. Thanks, Hal.

Operator:	You do have a follow up question from Kevin Kotler with Galleon.

Kevin Kotler:	Yeah, sorry about that, but I was just curious just on the timetable on the legal side, are there any court dates over the next few quarters that you could just tell us that are scheduled that we should just, you know, keep on our calendar?

Tom Wilder:	The one date that we cited in our 10Q is a UK trial in May of 2004 and that, too, from a business perspective, no near-term business effective court dates.

Kevin Kotler:	And in the U.S., as you see looking for an injunction – like a preliminary injunction? That’s what I was concerned about.

Tom Wilder:	Well, what I can state with that regard is that we attempted to bring an action in a faster jurisdiction, the Western District of Wisconsin, and that was dismissed. And I’m not going to get into details and specifics of ongoing litigation, but the Northern California District is not as rapid.

Kevin Kotler:	And if you look at the budgeting of $1.9, I guess in the fourth quarter in legal expense, is there either a fall off sometime in ‘04 or what would be the number we should budget in our models for litigation throughout – per quarter in 2004.

Tom Wilder:	Well, litigation is difficult to predict, the expense, and what I would say for modeling is using a total amount expended in ‘03 would be feasible to model in ‘04.

Kevin Kotler:	What was the total amount?

Tom Wilder:	Four point five.

Kevin Kotler:	For the year, $4.5 million?

Tom Wilder:	Yeah.

Kevin Kotler:	Okay, and most of it came in the fourth quarter?

Tom Wilder:	Yeah, some of that was a catch up billing.

Kevin Kotler:	And one last thing, on the U.S. sales force, do you talk about how many people, are you hiring more people? Just a little bit of the make up.

Tom Wilder:	Well, we did hire a number of people last year, and we have a total U.S. sales team in the mid teens.

Kevin Kotler:	Any plans to add more in ‘04?

Tom Wilder:	That’s something that we will consider, but not at this time. We’re focused on driving revenue and profitability.

Kevin Kotler:	Okay, thank you.

Operator:	At this time, sir, there are no further questions.

Tom Wilder:	Okay, well I’d like to thank you all for joining us today. We appreciate your continued support. If anyone has any further questions, we invite you to contact us here at MTI. Thanks again.

Operator:	This concludes today’s Micro Therapeutics 2003 Fourth Quarter and Fiscal Year Financial Results Conference Call. You may now all disconnect.

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